UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2016

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Union Boulevard, Suite 250 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2016, Rare Element Resources, Inc., a wholly owned subsidiary of Rare Element Resources Ltd. (the “Company”), entered into an Amendment to Employment Agreement (the “Amendment”) with Jaye T. Pickarts, the Company’s Chief Operating Officer.  The Amendment amends Mr. Pickarts’s existing employment agreement with Rare Element Resources, Inc. dated March 1, 2011 (the “Employment Agreement”).  The Company believes that the Amendment is fair and appropriate (i) to conserve the Company’s cash holdings as it seeks to raise additional capital and find strategic partners and (ii) to ensure Mr. Pickarts’s continued employment, attention and dedication.

Pursuant to the Amendment, any potential severance compensation payable to Mr. Pickarts under the Employment Agreement as a result of a termination by the Company for reasons other than cause prior to a “change in control” (as defined in the Employment Agreement) will be reduced by the amount of salary paid to Mr. Pickarts during his employment with the Company in the first three months of 2016.  This potential decrease in severance compensation would not reduce any severance compensation payable as a result of a termination on or after a change in control, or if, in the discretion of the Board of Directors, the Company achieves key objectives in the first quarter of 2016.  All other terms of the Employment Agreement remain unaltered by the Amendment.

The description of the Amendment above is merely a summary and is qualified in its entirety by reference to the Amendment to Employment Agreement attached as Exhibit 10.1 hereto, which is incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Amendment to Employment Agreement with Jaye T. Pickarts, effective as of January 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 21, 2016

RARE ELEMENT RESOURCES LTD.

/s/ Paul H. Zink

By:

Name:

Paul H. Zink

Title:

Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement with Jaye T. Pickarts, effective as of January 18, 2016